UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2020 (January 1, 2020)

SMTA LIQUIDATING TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-38414	82-6712510
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 North Harwood Street, Suite 300, Dallas, TX 75201

(Address of principal executive offices) (Zip Code)

(972) 476-1409

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to the Plan of Voluntary Liquidation approved by the board of trustees of Spirit MTA REIT, a Maryland real estate investment trust (the “Company”) on July 11, 2019, and the shareholders of the Company on September 4, 2019 (the “Plan of Liquidation”), effective as of January 1, 2020, at 12:01 A.M. Eastern Time (the “Effective Time”), the Company transferred, assigned and delivered all of its assets (subject to all of its liabilities) to a newly-created liquidating trust called “SMTA Liquidating Trust”, a Maryland common law trust (the “Liquidating Trust”), for the benefit of the shareholders of the Company and, in connection with such transfer, the Liquidating Trust distributed all of the units of beneficial interests of the Liquidating Trust (the “Liquidating Trust Units”) to the shareholders of the Company, with each shareholder receiving one Liquidating Trust Unit for each common share of beneficial interest, par value $0.01 per share, of the Company (each, a “Company Share”) then held of record by such shareholder. As of the Effective Time, all outstanding Company Shares were cancelled, and the Company was dissolved and terminated. As a result of the foregoing, each holder of Company Shares immediately prior to the Effective Time now holds an equal number of Liquidating Trust Units.

In accordance with the Plan of Liquidation, the Liquidating Trust was created pursuant to a Liquidating Trust Agreement, dated as of January 1, 2020 (the “Trust Agreement”), between the Company and each of the four trustees of the Company, in their capacities as trustees of the Liquidating Trust (the “Liquidating Trustees”).

The purpose of the Liquidating Trust is to wind up the affairs of the Company, liquidate the Company’s remaining assets, pay any liabilities, costs and expenses of the Company which were assumed by the Liquidating Trust and/or are incurred by the Liquidating Trust and distribute the net proceeds therefrom to the holders of the Liquidating Trust Units. The Liquidating Trust’s activities are restricted to winding up the Company’s affairs as promptly as reasonably possible. The Liquidating Trust Agreement provides that the Liquidating Trust will terminate upon the earlier of the distribution of all of the Liquidating Trust’s assets in accordance with the terms of the Trust Agreement and January 1, 2023. The existence of the Liquidating Trust may, however, be extended for fixed-term extensions under certain circumstances pursuant to the terms of the Trust Agreement. The aggregate of all such extensions may not exceed 3 years unless the Liquidating Trustees receive a favorable ruling from the internal revenue service that any further extension(s) would not adversely affect the status of the Liquidating Trust as a “liquidating trust” for federal income tax purposes.

Under the Trust Agreement, the Liquidating Trust Units are not transferable or assignable, except by will, intestate succession or operation of law. The Liquidating Trust Units are not certificated and are not listed on any exchange or quoted on any quotation system or otherwise tradeable in any public or private transactions.

The Trust Agreement vests in the Liquidating Trustees the authority to manage the Liquidating Trust. Spirit Realty AM Corporation (a wholly owned subsidiary of Spirit Realty Capital, Inc.) will manage the day-to-day affairs of the Liquidating Trust and the liquidation of the assets of the Liquidating Trust, at all times subject to the supervision, direction and management of the Liquidating Trustees, in accordance with the terms of the Interim Management Agreement, dated as of June 2, 2019, originally entered into between the Company and Spirit Realty AM Corporation.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Trust Agreement that is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On January 2, 2020, the Liquidating Trust issued a press release announcing, among other things, that effective as of the Effective Time, the Company dissolved and terminated its existence. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Liquidating Trust Agreement, dated January 1, 2020.

99.1	Press Release of SMTA Liquidating Trust, dated January 2, 2020.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTA LIQUIDATING TRUST

Date: January 2, 2020	By:	/s/ Ricardo Rodriguez
Ricardo Rodriguez
Chief Executive Officer, President, Chief Financial Officer and Treasurer